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                       SECURITIES & EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                   FORM 11-K

               [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                   For the Fiscal Year Ended December 31, 1993

                                       OR

             [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

                For the Transition Period From _____ to ________


                          Commission File Number 1-7845

A. Full title of the Plan and the address of the Plan, if different from that of the Issuer named below:

                          LEGGETT & PLATT, INCORPORATED

                RESTATED EMPLOYEE STOCK PURCHASE/STOCK BONUS PLAN


B. Name of Issuer of the securities held pursuant to the Plan and the address of its principal executive office:

                          LEGGETT & PLATT, INCORPORATED

                               NO. 1 LEGGETT ROAD

                            CARTHAGE, MISSOURI  64836




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      Plan financial statements shall be filed within 180 days after the
Plan's fiscal year end in accordance with Form 11-K General Instruction A.


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                                  SIGNATURES




      Pursuant to the requirements of the Securities Exchange Act of 1934, the persons who administer the Plan have duly caused this annual report to be signed by the undersigned thereunto duly authorized.


                        LEGGETT & PLATT, INCORPORATED
                        EMPLOYEE STOCK PURCHASE/STOCK BONUS PLAN



                        By:   /s/ J. RICHARD CALHOON
                              __________________________________________
                              J. Richard Calhoon
                              Committee Member



                        By:   /s/ MICHAEL A. GLAUBER
                              __________________________________________
                              Michael A. Glauber
                              Senior Vice President
                              Leggett & Platt, Incorporated



Dated:  March 29, 1994